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EXHIBIT 12

GTE South Incorporated

STATEMENTS OF THE RATIO OF EARNINGS TO FIXED CHARGES



                                                                   Years Ended December 31,
                                           -------------------------------------------------------------------------
                                              1997        1996        1995        1994         1993       1993(a)
                                           -------------------------------------------------------------------------
                                                                    (Thousands of Dollars)

Net earnings available for fixed charges:
  Income before extraordinary charges      $   287,714 $   260,694 $   202,599 $   129,187  $   99,735  $   205,898
  Add - Income taxes                           176,478     160,478     121,897      77,308      85,712      151,757
      - Fixed charges                           62,831      55,631      64,164      66,105      99,716       99,716
                                           ----------- ----------- ----------- -----------  ----------  -----------

Adjusted earnings                          $   527,023 $   476,803 $   388,660 $   272,600  $  285,163  $   457,371
                                           =========== =========== =========== ===========  ==========  ===========

Fixed charges:
  Interest expense                         $    56,546 $    51,914 $    58,553 $    60,038  $   92,822  $    92,822
  Portion of rent expense
      representing interest                      6,285       3,717       5,611       6,067       6,894        6,894
                                           ----------- ----------- ----------- -----------  ----------  -----------

Adjusted fixed charges                     $    62,831 $    55,631 $    64,164 $    66,105  $   99,716  $    99,716
                                           =========== =========== =========== ===========  ==========  ===========
RATIO OF EARNINGS TO FIXED
  CHARGES                                         8.39        8.57        6.06        4.12        2.86         4.59
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(a)  Excludes an after-tax restructuring charge of approximately $100 million for the implementation of a re-engineering plan and a one-time after-tax charge of approximately $6 million related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993.